Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS 97% YEAR-OVER-YEAR INCREASE
IN BUSINESS BANKING LOAN PORTFOLIO

Cost of Deposits declines by 20 basis points versus the linked quarter, primarily contributing to a 26 basis points increase in the Net Interest Margin on a linked quarter basis

Brooklyn, NY – January 23, 2020 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $36.2 million for the fiscal year ended December 31, 2019, or $1.01 per diluted common share. For the quarter ended December 31, 2019, net income was $6.9 million, or $0.19 per diluted common share.

Excluding the impact of $3.8 million of pre-tax expenses related to the extinguishment of higher-cost Federal Home Loan Bank (“FHLB”) borrowings and $0.2 million of pre-tax expenses related to a branch consolidation, earnings and earnings per share (“EPS”) for the quarter ended December 31, 2019 would have been $9.6 million and $0.27, respectively, which represents increases of 105.8% and 107.7% versus earnings and EPS of $4.7 million and $0.13 for the quarter ended September 30, 2019. Included in the fourth quarter of 2019 results were $6.2 million of loan loss provisions, primarily attributable to a previously identified non-performing Commercial & Industrial (“C&I”) relationship (as disclosed in our third quarter 2019 earnings release). The Company is now fully reserved against this relationship. Additional detail on the loan loss provision can be found in the “Credit Quality” section of this press release.

Mr. Kenneth J. Mahon, President and Chief Executive Officer of the Company, stated, “Excluding the impact of the FHLB borrowings expense related to the extinguishment of debt and the loan loss provision on the previously identified relationship, core trends in our underlying business were extremely positive and we are on track with our business model transformation. Our net interest margin (“NIM”), excluding the impact of loan prepayment fees, has now expanded for five consecutive quarters. This increase has been fueled by our Business Banking division’s growth, which continues to be accretive to our overall NIM.” The table below provides a reconciliation of the reported NIM and the NIM excluding the impact of loan prepayment fees.

($ in millions)	Q4 2019	Q3 2019	Q4 2018
NIM	2.60%	2.34%	2.46%
Net Interest Income	$39,397	$36,196	$37,150
Income from Loan Prepayment Activity	$1,979	$830	$3,167
Net Interest Income Excluding Prepayment Fee Income	$37,418	$35,366	$33,983
NIM, Excluding Prepayment Fee	2.47%	2.29%	2.25%

The significant increase in linked quarter NIM was primarily driven by a 20 basis point linked quarter decrease in the cost of deposits. Mr. Mahon commented, “The significant decline in our cost of deposits was driven by proactive management of our deposit base and the transformation of our model towards more relationship-based customers.”

Highlights for the fourth quarter of 2019 included:

•
Strong growth in checking account balances. Compared to the fourth quarter of 2018, the sum of average non-interest bearing checking account balances and average interest bearing checking account balances for the fourth quarter of 2019 increased by 20.4% to $604.5 million;

•	The cost of deposits declined by 20 basis points on a linked quarter basis;
•	The newly launched Municipal Banking division began operations and has boarded several deposit relationships already. Total municipal balances exceeded $20 million at December 31, 2019;
•	The Business Banking division’s loan portfolio reached $1.28 billion (or 24% of total loans) at December 31, 2019, versus $647.7 million (or 12% of total loans) at December 31, 2018.
•
Business Banking loan originations for the fourth quarter of 2019 were at significantly higher rates than the overall portfolio. The weighted average rate (“WAR”) on Business Banking real estate originations was 5.11% and the WAR on C&I originations was 5.78% for the quarter ended December 31, 2019, compared to the total real estate and C&I loan portfolio WAR of 4.04% for the quarter ended December 31, 2019;

•
Total non-interest income grew to $3.6 million in the fourth quarter of 2019, driven by $0.4 million of customer-related loan level swap income and $0.3 million of gains from the sale of Small Business Administration (“SBA”) loans, versus $1.8 million for the fourth quarter of 2018;

•
The Company repurchased 759,200 shares of its common stock, which represented approximately 2% of beginning period shares outstanding, in the fourth quarter of 2019 at a weighted average price of $20.23; and

•	Consolidated Company commercial real estate (“CRE”) concentration ratio declined to 663% at December 31, 2019, versus 703% at December 31, 2018.

Mr. Mahon commented, “Dime’s new business model is bearing fruit, and the results are becoming more apparent on our financial statements as each quarter passes, as evidenced by a higher quality deposit base, a more diversified relationship-based loan portfolio, increasing core margins and higher levels of non-interest income.”

Management’s Discussion of Fiscal Year 2019 Operating Results

Net Interest Income

Net interest income in 2019 was $147.4 million compared to $146.3 million in 2018. Included in the results were $5.2 million and $8.2 million of income from prepayment activity in 2019 and 2018, respectively. Excluding the impact of income from prepayment activity, net interest income for 2019 would have been $142.2 million compared to $138.1 million for 2018.

Balance Sheet

Total end of period assets at December 31, 2019 was $6.35 billion compared to $6.32 billion at December 31, 2018. Mr. Mahon commented, “We are pleased that our decision to contain asset growth for 2019 produced the desired results on core NIM. While the overall size of our balance sheet remained relatively steady, we were highly focused on creating a higher quality balance sheet with the goal of continuously growing linked quarter core NIM, which we have successfully accomplished. As mentioned previously, relationship-based Business Banking loans now comprise approximately 24% of our loan portfolio and we intend to continue growing this component of our balance sheet in 2020 and beyond.”

Total deposits decreased $74.1 million from 2018 to 2019. Mr. Mahon continued, “Total deposits declined on a year-over-year basis, primarily due to approximately $184 million of net outflows from our DimeDirect internet channel, as we did not seek to match the rates of online competitors. The current internet channel deposit portfolio is down to approximately $107 million at year-end 2019. Given the reduced aggregate balances in the DimeDirect portfolio, we expect the volume of dollar outflows to decline over time, resulting in less of a headwind to grow overall deposits over time. In addition, the conversion to a commercial bank charter (completed in April 2019) has provided the Bank with the additional business opportunity of accepting municipal deposits – this channel will serve as an important source of deposit growth in the years ahead. Most importantly, we improved the quality of our deposit base over the course of 2019, as evidenced by the non-interest-bearing deposits to total deposits ratio increasing by over 200 basis points on a year-over-year basis. We continue to manage our loan-to-deposit ratio in a range of approximately 125%, while pricing deposits so as to remain competitive within our local branch markets. This past year, the results have met our financial objectives.”

Non-Interest Income

Non-interest income was $12.2 million in 2019 compared to $9.5 million in 2018. Excluding gains and losses on equity securities and from sales of securities and other assets, non-interest income was $11.6 million in 2019 compared to $8.5 million in 2018.

Non-Interest Expense

Non-interest expense was $95.4 million in 2019 and $86.9 million during 2018. During 2019, the Company recognized $3.8 million of expenses related to the extinguishment of FHLB borrowings and $0.2 million of non-recurring expenses related to a branch consolidation in the fourth quarter of 2019. During 2018, the Company recognized $0.7 million of severance expense related to a reduction in the workforce in the fourth quarter of 2018.  Excluding these items, non-interest expense was $91.4 million in 2019 and $86.2 million in 2018. The year-over-year increase was primarily the result of increased salaries and employee benefits as the Company added relationship bankers and support staff as part of its Business Banking buildout.

The ratio of non-interest expense to average assets was 1.50% in 2019 compared to 1.38% in 2018. Excluding the non-recurring expenses mentioned above, the ratio was 1.44% for 2019 and 1.37% for 2018, respectively. The efficiency ratio was 60.0% in 2019, compared to 56.1% in 2018. Excluding the non-recurring expenses mentioned above, the efficiency ratio was 57.5% for 2019 and 55.7% for 2018, respectively.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the fourth quarter of 2019 was $39.4 million compared to $36.2 million for the third quarter of 2019 and $37.2 million for the fourth quarter of 2018. Included in the results were $2.0 million, $0.8 million, and $3.2 million of income from prepayment activity in the fourth quarter of 2019, the third quarter of 2019, and the fourth quarter of 2018, respectively. Excluding the impact of income from prepayment activity, net interest income for the fourth quarter of 2019 would have been $37.4 million, compared to $35.4 million for the third quarter of 2019 and $34.0 million for the fourth quarter of 2018.

NIM was 2.60% during the fourth quarter of 2019, compared to 2.34% in the third quarter of 2019, and 2.46% in the fourth quarter of 2018. Excluding the impact of income from prepayment activity, NIM would have been 2.47% for the fourth quarter of 2019, 2.29% for the third quarter of 2019 and 2.25% for the fourth quarter of 2018.

Average interest-earning assets were $6.06 billion for the fourth quarter of 2019, representing an 8.8% (annualized) decrease from $6.19 billion for the third quarter of 2019 and a 0.4% increase from $6.03 billion for the fourth quarter of 2018.

For the fourth quarter of 2019, the average yield on interest-earning assets was 3.99%, an increase of 10 basis points compared with the third quarter of 2019, and an increase of 14 basis points compared to the fourth quarter of 2018.

The ending WAR on the total loan portfolio was 4.04% at December 31, 2019, which represents a 2 basis point increase versus the ending WAR on the total loan portfolio at September 30, 2019, and a 22 basis point increase versus the ending WAR on the total loan portfolio at December 31, 2018. Mr. Mahon commented, “Our business model transformation was the key contributor to the year-over-year 22 basis point increase in the ending loan WAR. As intended in our strategic plan, as the Business Banking portfolio comprises a larger percentage of our overall balance sheet, we anticipate that our overall loan yields to trend upwards.”

Loans

The real estate loan portfolio decreased by $169.7 million during the fourth quarter of 2019, primarily due to managed run-off in the Bank’s lower-yielding legacy multifamily business. Real estate loan originations were $149.9 million during the fourth quarter of 2019, at a weighted average interest rate of 4.66%. Real estate loan amortization and satisfactions totaled $310.5 million, or 24.5% (annualized) of the portfolio balance, at an average rate of 4.04%. The annualized real estate loan payoff rate of 24.5% for fourth quarter of 2019 was higher than both the third quarter of 2019 (15.1%) and the fourth quarter of 2018 (20.7%).

Average real estate loans were $5.08 billion in the fourth quarter of 2019, a decrease of $106.8 million (8.2% annualized) from the third quarter of 2019 and a decrease of $97.6 million (1.9%) from the fourth quarter of 2018.

Average C&I loans were $319.6 million in the fourth quarter of 2019, an increase of $7.1 million (9.1% annualized) from the third quarter of 2019, and an increase of $100.3 million (45.7%) from the fourth quarter of 2018.

Outlined below are the loan originations for the current quarter, linked quarter and year-ago quarter.

($s in millions)	Originations/ Weighted Average Rate
Real Estate Originations	Q4 2019	Q3 2019	Q4 2018
Business Banking	$84.6/5.11%	$126.3/4.95%	$101.2/5.08%
All Other	$65.3/4.08%	$39.7/4.87%	$131.6/4.74%
Total Real Estate	$149.9/4.66%	$166.0/4.93%	$232.8/4.89%
C&I Originations	$60.5/5.78%	$26.5/6.07%	$41.2/6.12%

Deposits

The Company continues to focus on growing relationship-based business deposits sourced from its Business Banking division and its retail branches. The Business Banking division ended the fourth quarter of 2019 with approximately $175.2 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately 6 basis points and total deposits of $356.8 million at an average rate of 70 basis points.

The cost of total deposits declined by 20 basis points on a linked quarter basis. Mr. Mahon commented, “Importantly, we continue to improve the quality of our deposit base, as evidenced by the non-interest bearing deposits to total deposits ratio increasing to 11.2% at December 31, 2019, compared to 9.1% at December 31, 2018.”

Total deposits decreased by $108.8 million on a linked quarter basis to $4.28 billion at December 31, 2019. Mr. Mahon commented, “In the second half of the year, we pro-actively adjusted pricing on various deposit categories and we managed downward higher-cost, more rate sensitive deposit balances.”

The loan-to-deposit ratio was 124.7% at December 31, 2019, compared to 124.9% at September 30, 2019 and 123.8% at December 31, 2018.

Borrowed Funds

Total borrowings, excluding subordinated debt securities, were $1.20 billion at December 31, 2019, compared to $1.12 billion at September 30, 2019 and $1.13 billion at December 31, 2018.

During the fourth quarter of 2019, the Company extinguished $206.5 million of FHLB borrowings that had a weighted average rate of 2.65%. The prepayment penalty expense associated with the extinguishment was $3.8 million, recognized as a loss on the extinguishment of debt. Mr. Mahon commented, “Given the opportunity to currently borrow at lower rates, and our overall asset-liability profile, we executed a restructuring of our FHLB borrowings portfolio over the course of the fourth quarter of 2019. The earn-back on the expenses related to the extinguishment of FHLB borrowings is expected to be approximately 2 years.” At December 31, 2019, 49.8% of the $1.20 billion borrowing portfolio consisted of bullet advances and unsecured borrowings that have a remaining term of less than a year, compared to 28.1% of the $1.12 billion borrowing portfolio at September 30, 2019.

The cost of borrowings for the fourth quarter of 2019 was 2.35%, compared to 2.39% for the third quarter of 2019.

Non-Interest Income

Non-interest income was $3.6 million during the fourth quarter of 2019 compared to $3.4 million for the third quarter of 2019 and $1.8 million for the fourth quarter of 2018. Excluding gains and losses on equity securities and from sales of securities and other assets, non-interest income was $3.4 million during the fourth quarter of 2019 compared to $3.3 million during the third quarter of 2019 and $2.2 million during the fourth quarter of 2018.

Mr. Mahon commented, “The significant growth in year-over-year fee income was broad based with increases in all major categories, including: customer-related swap fee income, non-interest income from our SBA lending division, gain on sale income from our Residential Lending division and service charges and other fees. A key component of our transformation towards a relationship-based business model is the generation of increased levels of commercial fee income and in this regard early results have been promising.” Mr. Mahon concluded, “We continue to gain significant traction with our commercial customers on our interest rate swap products (the program was established in the second quarter of 2019). In addition, our SBA lending division continues to leverage the power of Dime’s brand recognition and is obtaining meaningful referral activity from our branch network, which is located in a densely populated metropolitan area. Both these revenue streams are a potential source of fee income growth for us in the coming years.”

Non-Interest Expense

Non-interest expense was $28.3 million during the fourth quarter of 2019, $22.8 million during the third quarter of 2019, and $22.7 million during the fourth quarter of 2018. During the fourth quarter of 2019, the Company recognized $3.8 million of expenses related to the extinguishment of FHLB borrowings and $0.2 million of non-recurring expenses associated with a branch consolidation. During the fourth quarter of 2018, the Company recognized a non-recurring expense of $0.7 million for severance expense related to a reduction in the workforce. Excluding the non-recurring item in the fourth quarter of 2019, non-interest expense was $24.3 million and excluding the non-recurring item in the fourth quarter of 2018, non-interest expense was $22.0 million.

On a year-over-year basis, salaries and employee benefits expenses increased by $5.2 million as the Bank added relationship bankers and support staff as part of its Business Banking division buildout. The year-over-year increase in salaries and employee benefits expense was partially offset by lower FDIC insurance premiums. In the third quarter of 2019, the Bank received notice that the FDIC’s Deposit Insurance Fund Reserve Ratio reached a pre-determined threshold, and as a result, an assessment credit from the FDIC totaling $0.5 million was recorded. In addition, no FDIC insurance premium expense was recognized for the third quarter of 2019 and only $0.08 million was recognized for the fourth quarter of 2019. The FDIC insurance premium expense for the year-ago quarter was $0.4 million.

The ratio of non-interest expense to average assets was 1.80% during the fourth quarter of 2019, compared to 1.41% for the third quarter of 2019 and 1.46% for the fourth quarter of 2018. The efficiency ratio was 66.0% during the fourth quarter of 2019, compared to 57.7% during the linked quarter and 57.8% during the fourth quarter of 2018. Excluding the expenses related to the extinguishment of FHLB borrowings and the non-recurring branch consolidation expense, the ratio of non-interest expense to average assets was 1.55% and the efficiency ratio was 56.7% during the fourth quarter of 2019. Excluding the non-recurring severance expense related to a reduction in the workforce, the ratio of non-interest expense to average assets was 1.41% and the efficiency ratio was 55.9% during the fourth quarter of 2018.

Income Tax Expense

The reported effective tax rate for the fourth quarter of 2019 was 18.5% versus 15.3% for the third quarter of 2019. The increase in the tax rate was primarily attributable to higher pre-tax earnings during the fourth quarter of 2019 compared to the third quarter of 2019.

Credit Quality

Non-performing loans at December 31, 2019 were $11.1 million, or 0.2% of total loans, a decrease from $16.4 million, or 0.3% of total loans, at September 30, 2019. A loan loss provision of $6.2 million was recorded during the fourth quarter of 2019, compared to a loan loss provision of $11.2 million during the third quarter of 2019, and a loan loss provision of $0.6 million during the fourth quarter of 2018. Net charge-offs were $5.1 million for both the fourth quarter and third quarter of 2019, compared to $0.2 million for the fourth quarter of 2018.

 “This quarter’s credit costs resulted primarily from a $5.0 million charge-off and a $7.5 million specific reserve taken against a single C&I relationship that had been previously placed on non-performing status in the third quarter of 2019. With the actions taken this quarter, we are now fully reserved against the remaining charged-down loan balance ($10.0 million). Being fully reserved for this relationship is a prudent course of action given what increasingly appears to be a very protracted settlement process,” commented Mr. Mahon. “As mentioned in our third quarter earnings release, we believe there were factors which were unique to this particular relationship and consider it an isolated event,” concluded Mr. Mahon.

The allowance for loan losses was 0.53% of total loans at December 31, 2019 and 0.50% of total loans at September 30, 2019.

At December 31, 2019, non-performing assets represented 2.2% of the sum of tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio") (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.79% at December 31, 2019, was in excess of all applicable regulatory requirements.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements. At December 31, 2019, the Bank’s leverage ratio was 10.15%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.85% and 13.44%, respectively.

Mr. Mahon commented, “As disclosed previously, the Company repurchased 2% of beginning period shares outstanding in the fourth quarter at a weighted average price of $20.23. Furthermore, the Company’s Board of Directors today approved our fourteenth stock repurchase program, which allows for the purchase of up to 2,636,598 shares, or 7.5% of outstanding common stock at December 31, 2019, upon completion of the previously authorized thirteenth stock repurchase program. We believe that the share repurchase program is consistent with the Company’s objectives to enhance long-term shareholder value.”

Diluted earnings per common share of $0.19 was greater than the quarterly $0.14 cash dividend per share during the fourth quarter of 2019, equating to a 73.7% dividend payout ratio.

Book value per share was $16.98 and tangible book value (common equity less goodwill divided by number of shares outstanding) per share was $15.39 at December 31, 2019 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Earnings Call Information

The Company will conduct a conference call at 5:30 p.m. (ET) on January 23, 2020, during which President and Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s fourth quarter and fiscal year performance, with a Q&A session to follow. Dial-in information for the live call is 1-888-348-2672. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom200123.html. Dial-in information for the replay is 1-877-344-7529 using access code #10137882. Replay will be available January 23, 2020 (6:30 p.m.) through January 30, 2020 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.35 billion in consolidated assets as of December 31, 2019. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$155,488	$112,541	$147,256
Mortgage-backed securities available-for-sale, at fair value	502,464	453,018	466,605
Investment securities available-for-sale, at fair value	48,531	66,590	36,280
Marketable equity securities, at fair value	5,894	5,835	5,667
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	148,429	134,361	96,847
Multifamily residential and residential mixed-use (1)(2)	3,385,375	3,608,156	3,866,788
Commercial real estate and commercial mixed-use	1,350,185	1,333,763	1,170,085
Acquisition, development, and construction ("ADC")	118,365	95,767	29,402
Total real estate loans	5,002,354	5,172,047	5,163,122
Commercial and industrial ("C&I")	336,412	309,593	229,504
Other loans	1,772	1,389	1,192
Allowance for loan losses	(28,441)	(27,294)	(21,782)
Total loans, net	5,312,097	5,455,735	5,372,036
Premises and fixed assets, net	21,692	22,507	24,713
Premises held for sale	514	-	-
Loans held for sale	500	1,839	1,097
Federal Home Loan Bank of New York capital stock	56,019	54,421	57,551
Bank Owned Life Insurance ("BOLI")	114,257	113,551	111,427
Goodwill	55,638	55,638	55,638
Operating lease assets	37,858	38,856	-
Other assets	43,508	44,804	42,308
TOTAL ASSETS	$6,354,460	$6,425,335	$6,320,578
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest-bearing checking	$478,549	$416,457	$395,477
Interest-bearing checking	151,491	135,721	115,972
Savings	374,265	356,767	336,669
Money Market	1,705,451	1,831,773	2,098,599
Sub-total	2,709,756	2,740,718	2,946,717
Certificates of deposit	1,572,869	1,650,688	1,410,037
Total Due to Depositors	4,282,625	4,391,406	4,356,754
Escrow and other deposits	76,481	110,233	85,234
Federal Home Loan Bank of New York advances	1,092,250	1,056,750	1,125,350
Subordinated Notes Payable, net	113,906	113,869	113,759
Other Borrowings	110,000	60,000	-
Operating lease liabilities	44,098	45,117	-
Other liabilities	38,342	39,056	37,400
TOTAL LIABILITIES	5,757,702	5,816,431	5,718,497
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,721,189 shares, 53,699,694 shares, and 53,690,825 shares issued at December 31, 2019, September 30, 2019, and December 31, 2018, respectively, and 35,154,642 shares, 35,951,652 shares shares, and 36,081,455 shares outstanding at December 31, 2019, September 30, 2019, and December 31, 2018, respectively)	537	537	537
Additional paid-in capital	279,322	279,768	277,512
Retained earnings	581,817	579,830	565,713
Accumulated other comprehensive loss, net of deferred taxes	(5,940)	(6,308)	(6,500)
Unearned equity award common stock	(6,731)	(8,892)	(3,623)
Common stock held by the Benefit Maintenance Plan	(1,496)	(1,496)	(1,509)
Treasury stock (18,566,547 shares, 17,748,042 shares, and 17,609,370 shares at December 31, 2019, September 30, 2019, and December 31, 2018, respectively)	(250,751)	(234,535)	(230,049)
TOTAL STOCKHOLDERS' EQUITY	596,758	608,904	602,081
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,354,460	$6,425,335	$6,320,578

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income:
Loans secured by real estate	$51,390	$50,732	$49,953	$202,110	$194,842
Commercial and industrial ("C&I") loans	3,968	4,442	3,200	15,980	9,741
Other loans	16	18	19	70	74
Mortgage-backed securities	3,135	2,973	3,279	12,266	10,794
Investment securities	636	626	240	2,252	363
Other short-term investments	1,198	1,488	1,359	5,590	5,896
Total interest income	60,343	60,279	58,050	238,268	221,710
Interest expense:
Deposits and escrow	14,209	16,582	14,289	62,079	50,389
Borrowed funds	6,737	7,501	6,611	28,768	24,995
Total interest expense	20,946	24,083	20,900	90,847	75,384
Net interest income	39,397	36,196	37,150	147,421	146,326
Provision for loan losses	6,240	11,228	603	17,340	2,244
Net interest income after provision for loan losses	33,157	24,968	36,547	130,081	144,082

Non-interest income:
Service charges and other fees	1,662	1,780	1,199	5,805	4,642
Mortgage banking income, net	80	77	75	286	367
Gain (loss) on equity securities	101	14	(416)	531	(302)
Gain on sale of securities and other assets	98	66	-	31	1,370
Gain on sale of loans	503	443	159	1,540	302
Income from BOLI	706	723	721	2,830	2,882
Loan level derivative income	422	197	-	910	-
Other	55	61	83	235	262
Total non-interest income	3,627	3,361	1,821	12,168	9,523
Non-interest expense:
Salaries and employee benefits	13,361	12,948	12,042	50,254	45,066
Stock benefit plan compensation expense	494	574	326	1,843	1,524
Occupancy and equipment	4,509	3,970	3,836	16,175	15,250
Data processing costs	2,039	1,803	1,635	7,816	7,009
Marketing	595	466	1,030	1,992	3,198
Federal deposit insurance premiums	75	(506)	448	609	1,969
Loss from extinguishment of debt	3,780	-	-	3,780	-
Other	3,412	3,519	3,428	12,918	12,874
Total non-interest expense	28,265	22,774	22,745	95,387	86,890

Income before taxes	8,519	5,555	15,623	46,862	66,715
Income tax expense	1,574	850	3,183	10,676	15,427

Net Income	$6,945	$4,705	$12,440	$36,186	$51,288

Earnings per Share ("EPS"):
Basic	$0.20	$0.13	$0.34	$1.01	$1.38
Diluted	$0.19	$0.13	$0.34	$1.01	$1.38

Average common shares outstanding for Diluted EPS	35,567,196	35,769,461	36,296,298	35,780,725	37,087,762

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Per Share Data:
Reported EPS (Diluted)	$0.19	$0.13	$0.34	$1.01	$1.38
Cash dividends paid per share	0.14	0.14	0.14	0.56	0.56
Book value per share	16.98	16.94	16.68	16.98	16.68
Tangible book value per share (1)	15.39	15.39	15.14	15.39	15.14
Dividend payout ratio	73.68%	107.69%	41.18%	55.45%	40.58%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.44%	0.29%	0.80%	0.57%	0.82%
Return on average common equity	4.58%	3.08%	8.25%	5.96%	8.44%
Return on average tangible common equity (1)	5.05%	3.39%	9.08%	6.56%	9.30%
Net interest spread	2.34%	2.07%	2.22%	2.05%	2.20%
Net interest margin	2.60%	2.34%	2.46%	2.35%	2.41%
Average interest-earning assets to average interest-bearing liabilities	120.29%	118.38%	118.71%	119.06%	117.47%
Non-interest expense to average assets	1.80%	1.41%	1.46%	1.50%	1.38%
Efficiency ratio	66.00%	57.69%	57.75%	59.98%	56.14%
Loan-to-deposit ratio at end of period	124.70%	124.86%	123.80%	124.70%	123.80%
CRE consolidated concentration ratio (2)	663.4%	678.9%	702.7%	663.4%	702.7%
Effective tax rate	18.48%	15.30%	20.37%	22.78%	23.12%

Average Balance Data:
Average assets	$6,279,715	$6,446,382	$6,251,691	$6,370,418	$6,279,483
Average interest-earning assets	6,055,922	6,191,299	6,031,823	6,123,256	6,060,291
Average loans	5,403,147	5,503,233	5,400,166	5,461,034	5,454,128
Average deposits	4,355,122	4,416,143	4,349,419	4,372,827	4,377,439
Average common equity	606,084	610,487	603,358	606,949	607,353
Average tangible common equity (1)	550,446	554,849	547,721	551,312	551,716

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$11,091	$16,378	$2,345	$11,091	$2,345
Non-performing assets	11,091	16,378	2,345	11,091	2,345
Net charge-offs	5,093	5,068	152	10,681	1,497
Non-performing loans/ Total loans	0.21%	0.30%	0.04%	0.21%	0.04%
Non-performing assets/ Total assets	0.17%	0.25%	0.04%	0.17%	0.04%
Allowance for loan loss/ Total loans	0.53%	0.50%	0.40%	0.53%	0.40%
Allowance for loan loss/ Non-performing loans	256.43%	166.65%	928.87%	256.43%	928.87%
Loans delinquent 30 to 89 days at period end	$682	$139	$424	$682	$424

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.59%	8.69%	8.72%	8.59%	8.72%
Tier 1 common equity ratio	11.15	10.62	11.50	11.15	11.50
Tier 1 risk-based capital ratio	11.15	10.62	11.50	11.15	11.50
Total risk-based capital ratio	14.08	13.33	14.35	14.08	14.35
Tier 1 leverage ratio	8.79	8.76	8.92	8.79	8.92

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.85%	11.86%	13.34%	12.85%	13.34%
Tier 1 risk-based capital ratio	12.85	11.86	13.34	12.85	13.34
Total risk-based capital ratio	13.44	12.38	13.80	13.44	13.80
Tier 1 leverage ratio	10.15	9.75	10.31	10.15	10.31

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.
(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,082,206	$51,390	4.04%	$5,188,967	$50,732	3.91%	$5,179,805	$49,953	3.86%
Commercial and industrial loans	319,553	3,968	4.97	312,472	4,442	5.69	219,295	3,200	5.84
Other loans	1,388	16	4.61	1,794	18	4.01	1,066	19	7.13
Mortgage-backed securities	454,384	3,135	2.76	432,071	2,973	2.75	472,965	3,279	2.77
Investment securities	66,544	636	3.82	74,349	626	3.37	19,728	240	4.87
Other short-term investments	131,847	1,198	3.63	181,646	1,488	3.28	138,964	1,359	3.91
Total interest-earning assets	6,055,922	60,343	3.99%	6,191,299	60,279	3.89%	6,031,823	58,050	3.85%
Non-interest-earning assets	223,793			255,083			219,868
Total assets	$6,279,715			$6,446,382			$6,251,691

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$147,510	$83	0.22%	$125,310	$56	0.18%	$114,563	$60	0.21%
Money market accounts	1,780,485	5,062	1.13	1,845,594	6,883	1.48	2,131,276	7,630	1.42
Savings accounts	366,234	290	0.31	341,170	157	0.18	338,837	47	0.06
Certificates of deposit	1,603,921	8,774	2.17	1,674,478	9,485	2.25	1,377,207	6,552	1.89
Total interest-bearing deposits	3,898,150	14,209	1.45	3,986,552	16,582	1.65	3,961,883	14,289	1.43
Borrowed Funds	1,136,377	6,737	2.35	1,243,561	7,501	2.39	1,119,225	6,611	2.34
Total interest-bearing liabilities	5,034,527	20,946	1.65%	5,230,113	24,083	1.83%	5,081,108	20,900	1.63%
Non-interest-bearing checking accounts	456,972			429,591			387,536
Other non-interest-bearing liabilities	182,132			176,191			179,689
Total liabilities	5,673,631			5,835,895			5,648,333
Stockholders' equity	606,084			610,487			603,358
Total liabilities and stockholders' equity	$6,279,715			$6,446,382			$6,251,691
Net interest income		$39,397			$36,196			$37,150
Net interest spread			2.34%			2.07%			2.22%
Net interest-earning assets	$1,021,395			$961,186			$950,715
Net interest margin			2.60%			2.34%			2.46%
Ratio of interest-earning assets to interest-bearing liabilities		120.29%			118.38%			118.71%

Deposits (including non-interest-bearing checking accounts)	$4,355,122	$14,209	1.29%	$4,416,143	$16,582	1.49%	$4,349,419	$14,289	1.30%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At December 31, 2019		At September 30, 2019		At December 31, 2018
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$148,429	4.28%	$134,361	4.38%	$96,847	4.59%
Multifamily residential and residential mixed-use (2)(3)	3,385,375	3.75	3,608,156	3.72	3,866,788	3.56
Commercial real estate and commercial mixed-use	1,350,185	4.31	1,333,763	4.31	1,170,085	4.17
Acquisition, development, and construction ("ADC")	118,365	5.82	95,767	6.00	29,402	6.64
Total real estate loans	5,002,354	3.96	5,172,047	3.93	5,163,122	3.74
Commercial and industrial ("C&I")	336,412	5.18	309,593	5.46	229,504	5.76
Total	$5,338,766	4.04%	$5,481,640	4.02%	$5,392,626	3.82%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At December 31, 2019	At September 30, 2019	At December 31, 2018
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$794	$1,161	$712
Multifamily residential and residential mixed-use (1)(2)	153	153	280
Commercial real estate and commercial mixed-use real estate (2)	60	63	1,041
C&I	10,082	15,000	309
Other	2	1	3
Total Non-Performing Loans (3)	$11,091	$16,378	$2,345
Total Non-Performing Assets	$11,091	$16,378	$2,345

Performing TDR Loans
One-to-four family and cooperative/condominium apartment	$-	$9	$14
Multifamily residential and mixed-use residential real estate (1)(2)	-	-	271
Commercial real estate and commercial mixed-use real estate (2)	-	-	4,084
Total Performing TDRs	$-	$9	$4,369

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At December 31, 2019	At September 30, 2019	At December 31, 2018
Total Non-Performing Assets	$11,091	$16,378	$2,345
Loans 90 days or more past due on accrual status (4)	1,533	380	100
TOTAL PROBLEM ASSETS	$12,624	$16,758	$2,445

Tangible common equity (5)	$541,120	$553,266	$546,443
Allowance for loan losses and reserves for contingent liabilities	28,466	27,319	21,807
TANGIBLE COMMON EQUITY PLUS RESERVES	$569,586	$580,585	$568,250

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE COMMON EQUITY AND RESERVES)	2.2%	2.9%	0.4%

(4)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(5)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$6,945	$4,705	$12,440	$36,186	$51,288
Adjustments to net income, net of tax (1):
Add: Loss from extinguishment of debt	2,584	-	-	2,584	-
Add: Branch consolidation	126	-	-	126	-
Add: Severance Payment	-	-	496	-	496
Less: Loss (Gain) on sale of securities	(67)	(45)	-	(21)	(930)
Tax adjustment	-	-	(716)	-	(912)
Adjusted ("non-GAAP") net income	$9,588	$4,660	$12,220	$38,875	$49,942

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.27	$0.13	$0.34	$1.08	$1.35
Adjusted return on average assets	0.61%	0.29%	0.78%	0.61%	0.80%
Adjusted return on average common equity	6.33	3.05	8.10	6.40	8.22
Adjusted return on average tangible common equity	6.97	3.36	8.92	7.05	9.05
Adjusted non-interest expense to average assets	1.55	1.41	1.41	1.44	1.37
Adjusted efficiency ratio	56.74	57.69	55.89	57.49	55.66

	December 31, 2019	September 30, 2019	December 31, 2018
Reconciliation of Tangible Assets:
Total assets	$6,354,460	$6,425,335	$6,320,578
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,298,822	$6,369,697	$6,264,940

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$596,758	$608,904	$602,081
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$541,120	$553,266	$546,443

(1)	Adjustments to net income are taxed at the Company's statutory tax rate of approximately 32% unless otherwise noted.